Exhibit I-1


                          UNITED STATES OF AMERICA
                                 before the
                     SECURITIES AND EXCHANGE COMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.      /               , 2001

------------------------------------
                                   )
In the Matter of                   )
                                   )
Great Plains Energy Incorporated   )
1201 Walnut Street                 )
Kansas City, Missouri 64106        )
                                   )
(70-     )                         )
                                   )
-----------------------------------)


               Great Plains Energy Incorporated, a Missouri corporation ("Great Plains Energy"), has filed an Application/Declaration on Form U-1 requesting authorization and approval with respect to certain on-going financial activities of Great Plains Energy and its subsidiaries following the registration of Great Plains Energy as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Great Plains Energy also requests authorization and approval for certain affiliate arrangements and other related matters.

               The registration of Great Plains Energy as a holding company under PUHCA will result from a reorganization of Kansas City Power & Light Company ("KCPL"), a Missouri corporation. KCPL is a public utility company currently not subject to the jurisdiction of the Commission under the Act. Pursuant to a corporate reorganization (the "Reorganization"), KCPL proposes to adopt a new corporate structure in which KCPL will become a wholly-owned subsidiary of Great Plains Energy. Specifically, KCPL will form Great Plains Energy as a new subsidiary, which in turn will form another new subsidiary, KC Merger Sub Incorporated, a Missouri corporation ("NewCo"). KCPL then will merge with and into NewCo, with KCPL as the surviving corporation, resulting in KCPL becoming a wholly-owned subsidiary of Great Plains Energy. Finally, KCPL will dividend up to Great Plains Energy two of KCPL's nonutility subsidiaries, KLT Inc. and Great Plains Power, Inc., such that they also become wholly-owned subsidiaries of Great Plains Energy. Following completion of the Reorganization, Great Plains Energy will register as a public utility holding company pursuant to
Section 5 of the Act.

               The Application/Declaration seeks authorization for Great Plains Energy, for the period through December 31, 2004 (the "Authorization Period"), to issue and sell from time to time Common Stock and, directly or indirectly, short-term and long-term debt securities and other forms of preferred or equity-linked securities. In addition, Great Plains Energy requests authorization to issue directly a limited amount of Preferred Stock, as necessary to consummate an exchange of KCPL Preferred Stock and Great Plains Energy Preferred Stock contemplated by the Reorganization. The aggregate amount of all such securities issued during the Authorization Period will not exceed $450 million.

               To the extent necessary, Great Plains Energy also requests the Commission make findings under Section 11(b)(1) of the Act that (i) the electric utility system of Great Plains Energy constitutes an "integrated" electric utility system within the meaning of Section 2(a)(29) of the Act and (ii) the nonutility operations of Great Plains Energy and its subsidiaries may be retained. Finally, Great Plains Energy requests Commission authorization pursuant to Section 9(a)(1) for KCPL and Great Plains Energy to engage in certain leasing transactions and authorization pursuant to Sections 12 and 13 for certain intrasystem transactions.

               The Application/Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their vies in writing by __________, 2001, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on Great Plains Energy at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the Application/Declaration, as filed or as amended, may be granted and/or permitted to become effective.

               For the Commission, by the Division of Investment
Management, pursuant to delegated authority.

                                                     Jonathan G. Katz
                                                     Secretary